Exhibit 10.19
Yelp Inc.
Summary of Non-Employee Director Compensation Arrangements
January 1, 2020
Cash Compensation. As of January 1, 2020, we provide the following cash compensation to non-employee directors for service on our Board of Directors (the “Board”) and Board committees, as applicable:
•$30,000 per year for service as chairperson of the Board;
•$32,000 per year for service as a member of the Board (in addition to the cash compensation for service as chairperson of the Board);
•$20,000 per year for service as chairperson of the Audit Committee;
•$9,000 per year for service as a member of the Audit Committee (other than as chairperson);
•$10,000 per year for service as the chairperson of the Compensation Committee;
•$5,000 per year for service as a member of the Compensation Committee (other than as chairperson);
•$7,000 per year for service as a chairperson of the Nominating and Corporate Governance Committee of the Board; and
•$2,600 per year for service as a member of the Nominating and Corporate Governance Committee of the Board (other than as chairperson).
Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of restricted stock unit (“RSU”) awards that vest quarterly over the applicable year of service. Such election must be made on an annual basis no later January 1 of the year for which the election is being made. The number of shares issued in lieu of cash fees is calculated based on the average closing price of our common stock on the New York Stock Exchange over the two calendar months prior to grant.
Equity Compensation. New non-employee directors are entitled to receive equity awards valued at $325,000, split evenly between stock options and RSUs by value. Each such award vests over four years, with 25% vesting after one year and the remaining shares underlying the options vesting in equal monthly installments and the remaining shares covered by the RSUs vesting in equal quarterly installments.
Each non-employee director will also receive an annual RSU award valued at $175,000. Each such award will vest in equal quarterly installments over four years following the date of grant. These awards will be in addition to the option to purchase 10,000 shares of our common stock that each non-employee director is entitled to receive every other year on the date of our annual meeting of stockholders. Each such option vests in equal monthly installments over four years following the date of grant.